EQUITABLE FINANCIAL LIFE INSURANCE COMPANY OF AMERICA

ENDORSEMENT APPLICABLE TO TSA CONTRACTS

In this Endorsement, “we”, “our” and “us” mean Equitable Financial Life Insurance Company of America (“Equitable”) and “you” and “your” mean the Owner.

When issued with this Endorsement, and as specified in the Data Pages, this Contract is an annuity contract which meets the requirements of Section 403(b) of the Code (a “TSA Contract”). This TSA Contract is established for the exclusive benefit of you and your beneficiaries. Also, your rights under this TSA Contract are not forfeitable. The provisions of this Endorsement supersede any inconsistent provisions of the Contract or any other Rider or Endorsement.

This Endorsement is effective immediately.

PART I - DEFINITIONS

The following language is added at the end of the existing Section:

SECTION 1.01 -ANNUITANT

You must be both the Annuitant and the Owner. The Annuitant cannot be changed during your life.

The following language is added at the end of the existing Section:

SECTION 1.02 -ANNUITY ACCOUNT VALUE

If a loan is outstanding, Annuity Account Value means the sum of the amounts in the Investment Options, plus any outstanding loan amount.

The following language replaces the existing language in the Section:

SECTION 1.05 -CASH VALUE

“Cash Value” means an amount equal to the Annuity Account Value less (i) any charges that apply as described in Part VIII and shown on the Data pages and (ii) the amount of the entire unpaid balance of any loan.

2023TSA202-Z

The following language is added at the end of the existing Section:

SECTION 1.07 -CONTRACT

This Contract is a “TSA Contract” intended to qualify as an annuity contract that meets the requirements of Section 403(b) of the Code and is intended to be purchased in connection with an employer’s plan under Section 403(b) of the Code.

The following language replaces the existing language in the Section:

SECTION 1.12 -CONTRIBUTION

“Contribution” means a payment made to us for you with respect to a Contract purchased for you under the Plan.

2023TSA202-Z

The following Section is added:

SECTION 1.12A -ELECTIVE DEFERRAL CONTRIBUTIONS

“Elective Deferral Contributions” mean “Salary Reduction” Contributions under Section 402(g) of the Code, and also include “Roth Elective Deferral Contributions” or “Roth Salary Reduction Contributions” which are designated Roth Contributions under Section 402(g) and 402A of the Code, any of which may be made under the Plan and forwarded to us by the Employer or the Employer’s Designee.

The following Section is added:

SECTION 1.12B    -ELIGIBLE DESIGNATED BENEFICIARY.

“Eligible Designated Beneficiary” means, with respect to an Owner, any Beneficiary who is one of the following:

i.	the surviving spouse of the Owner,

ii.	a child of the Owner who has not reached majority (within the meaning of Section 401(a)(9)(F) of the Code),

iii.	disabled (within the meaning of Section 72(m)(7) of the Code),

iv.

a chronically ill individual (within the meaning of Section 7702B(c)(2) of the Code, except that the requirements of subparagraph (A)(i) thereof shall be treated as met only if there is a certification that, as of such date, the period of inability described in such subparagraph with respect to the individual is an indefinite one which is reasonably expected to be lengthy in nature), or

v.	an individual not described in any of the preceding clauses of this paragraph and who is not more than 10 years younger than the Owner.

Except to the extent that federal tax law permits otherwise, the determination of whether a Beneficiary is an Eligible Designated Beneficiary shall be made as of the date of death of the Owner. Subject to Code section 401(a)(9)(F), an individual described in paragraph (ii) above shall cease to be an Eligible Designated Beneficiary as of the date the individual reaches majority and any remainder of the portion of the Owner’s interest shall be distributed within ten years after such date.

2023TSA202-Z

The following language replaces the existing language in the Section:

SECTION 1.13 EMPLOYER

“Employer” means the entity which sponsors a 403(b) plan and that makes Contributions on your behalf to purchase this Contract. An Employer must be either: (i) an organization described in Section 501(c)(3) of the Code which is exempt from Federal income tax under Section 501(a) of the Code; or (ii) a State, political subdivision of a State, or an agency or instrumentality of any one or more of the foregoing, in connection with services performed by an employee for an educational organization described in Section 170(b)(1)(A)(ii) of the Code.

The following language replaces the existing language in the Section:

SECTION 1.17 OWNER

“Owner” means the individual shown on the Data Pages, who must also be the Annuitant. Joint Owners are not permitted. Non-natural owners are not permitted. The Owner of this Contract cannot be changed during your life.

The following language replaces the existing language in the Section:

SECTION 1.18 PLAN

“Plan” means a plan established, maintained and intended to qualify under Section 403(b) of the Code by an Employer for the purchase of annuity contracts under Section 403(b) of the Code for its employees. An “ERISA Plan” is a Plan subject to Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”).

The following Section is added:

SECTION 1.18A -PLAN ADMINISTRATOR

“Plan Administrator” means the person designated as such, and as reported to us by the Employer.

The following Section is added:

SECTION 1.21A -REQUIRED MINIMUM DISTRIBUTION PAYMENTS

“Required Minimum Distribution Payments ” means the payments from or with respect to this Contract that are required by Sections 403(b) and 401(a)(9) of the Code and which are described in the Section, “Required Minimum Distribution Rules.”

The following Section is added:

SECTION 1.25 -403(b) CONTRACT

“403(b) Contract” means a nontransferable annuity contract as defined in Section 403(b)(1) of the Code, established for each plan participant by the employer sponsoring a 403(b) plan, or by each participant individually, which is issued by an insurance company qualified to issue annuity contracts in this State, and that includes payment in the form of an annuity, and which is intended to be purchased in connection with an employer’s plan under Section 403(b) of the Code.

2023TSA202-Z

The following Section is added:

SECTION 1.26 -403(b) PLAN FUNDING VEHICLE

“403(b) Plan Funding Vehicle” means any of the following: (i) 403(b) Contract, (ii) a custodial account under Section 403(b)(7) of the Code, or (iii) any other investment permitted under the Code as a funding vehicle for a 403(b) plan.

PART III – CONTRIBUTIONS AND ALLOCATIONS

The following language is added at the end of the existing Section:

SECTION 3.02 -LIMITS ON CONTRIBUTIONS

General. We indicate in this Section and the Data Pages any limits on the type, source or amount of Contributions we will accept.

The Employer makes Contributions to this Contract under the terms of the Plan. You are to specify the amount to be allocated to each Investment Option.

No Contributions will be accepted unless they are in United States currency. We reserve the right not to accept funds by electronic means unless they meet our specifications. If we determine that an applicable tax charge described in the Section, “Charge for Taxes,” applies to Contributions, we reserve the right to reduce Contributions by the amount of any such applicable tax charge before Contributions are allocated among the Investment Options under the Contract.

A.	Contributions to be made by the Employer or Employer’s Designee.

All Contributions to this Contract must be remitted by the Employer or the Employer’s Designee unless they are direct transfer Contributions or rollover Contributions. Direct transfer or rollover Contributions may not be made to this Contract unless permitted by the Plan, and the Employer or the Employer’s Designee documents approval in a manner acceptable to us. A “rollover contribution” is one permitted by any of the following Sections of the Code: 402(c), 402(e)(6), 403(a)(4), 403(b)(8), 403(b)(10), 408(d)(3) and 457(e)(16). A “direct transfer” contribution is the transfer of amounts to this Contract directly from another contract exchanged under the same plan or a plan-to-plan transfer.

2023TSA202-Z

B. Limits on Contributions; Corrections of excess Contributions.

Contributions to the Contract (other than any rollover or direct transfer Contributions which are permitted under the Plan) are limited. Annual additions to the Contract cannot exceed the applicable limitations of Section 415 of the Code.

Salary Reduction Contributions are “Elective Deferral Contributions” and cannot exceed the elective deferral limitation under Section 402(g) of the Code that applies to the Contract and all other plans, contracts or arrangements with your Employer. If Elective Deferral Contributions made for you for any calendar year exceed the permissible limitation for you for the year, then the amount of the excess Elective Deferral Contributions and any allocable net income or loss will be distributed to you by April 15 of the following calendar year or such later date that may be prescribed by the Code.

Corrective distributions of amounts in excess of amounts permitted to be contributed to the Contract are subject to a Withdrawal Charge, described in the Section, “Withdrawal Charges,” unless otherwise specified in the Data Pages.

If we are notified or we determine that any Contributions would cause this Contract not to qualify under Section 403(b) of the Code, we reserve the right to either (i) refuse to accept any such Contributions or (ii) separately account for such Contributions and any allocable net income in a nonqualified deferred annuity contract or other permissible contractual arrangement for the exclusive benefit of you and your beneficiaries.

We are not responsible for determining the permissible amount of Salary Reduction Contributions or any other Contributions which may be made under the Plan for you.

We will make corrective distributions or separate allocations of amounts reported to us as being excess Contributions if reported in a manner acceptable to us by the Employer or the Employer’s Designee.

C.	Sources or Types of Contributions to the Contract.

Before making Contributions to the Contract, the Employer or the Employer’s Designee will report in a manner acceptable to us the types or sources of Contributions it may make or permit to be made to the Contract under the Plan. We do not accept any Contributions unless we have documentation acceptable to us that such Contribution is permitted under the Plan.

Unless otherwise reported to us by the Employer regarding the terms of the Plan, and unless otherwise indicated in this Section, Contributions to this Contract may be made from the following sources or types of Contributions, and any other source or type of Contributions permitted by the Code:

(1)	Contributions remitted by the Employer or the Employer’s Designee:

Salary Reduction Contributions made on a pre-tax basis, including “catch-up” contributions under Sections 402(g) or 414 of the Code;

2023TSA202-Z

Salary Reduction Contributions which are designated Roth contributions under Section 402A of the Code, including “catch-up” contributions under Sections 402(g) or 414 of the Code;

Employer matching contributions under Section 401(m) of the Code;

Employer non-matching contributions under Section 415 of the Code; and

Non-Roth employee after-tax contributions under Section 415 of the Code.

If Roth Elective Deferral Contributions are made, as reported to us by the Employer or the Employer’s Designee, we will maintain a Roth Elective Deferral Contribution separate account under this 403(b) Contract. Income, gains, losses, and any other amounts credited or charged under this 403(b) Contract will be separately allocated to the Roth Elective Deferral Contribution separate account on a reasonable and consistent basis. The separate accounting requirement will apply from the time any Roth Elective Deferral Contribution is made and ends only when all amounts in the Roth Elective Deferral Contribution separate account are completely distributed in accordance with the terms of this 403(b) Contract.

2023TSA202-Z

(2)	Contributions not remitted by the Employer or the Employer’s Designee:

Direct transfer Contributions that are contract exchanges under the same plan;

Plan-to-plan direct transfer Contributions; and

Rollover Contributions from another eligible retirement plan.

In the case of direct transfer Contributions, we must receive documentation acceptable to us of the source or type of separately accounted for amounts directly transferred to this Contract. In the case of rollover Contributions, we must receive documentation as to the amounts, if any, of non-Roth after-tax employee contributions and designated Roth contributions rolled over to this Contract.

A direct transfer Contribution is a direct transfer of funds from another 403(b) plan or another 403(b) Plan Funding Vehicle under the same plan (“Transferred Funds”). If you make a direct transfer Contribution, you must inform us at the time of making the Contribution the portion, if any, of the Transferred Funds that is (a) exempt from restrictions on distribution described in the Section, “Restrictions on Withdrawals, Distributions and Payments” and (b) eligible for delayed distribution as described in the Section, “Required Minimum Distribution Rules”. If you do not tell us, then we will treat all Transferred Funds as being subject to the applicable withdrawal, distribution and payment restrictions and minimum distribution requirements of the Code.

We will also accept any other type of contribution to a 403(b) plan permitted under the Code to which we and the Employer agree.

The Employer or the Employer’s Designee must indicate the source or type of the Contribution to this Contract at the time the Contribution is made. We will separately account for the different types of Contribution sources, so that the restrictions on distribution described in the Section “Restrictions on Withdrawals, Distributions and Payments” apply separately to different types of Contributions as required or permitted by law.

We are not responsible for determining whether the Employer or the Employer’s Designee has correctly characterized any type of Contribution. If the Employer or the Employer’s Designee fails to indicate the source or type of the Contribution, we will treat the Contribution as being subject to the restrictions on distribution described in the Section “Restrictions on Withdrawals, Distributions and Payments” until you are severed from employment with the Employer.

Each Contribution (less any applicable tax charge in accordance with the Section, “Charge for Taxes”) is allocated among Investment Options in accordance with the instructions submitted in a form acceptable to us by you or your Employer.

2023TSA202-Z

PART V - WITHDRAWALS AND TERMINATION

The following language is added at the end of the existing Section:

SECTION 5.01 -WITHDRAWALS

If permitted by the Plan, and as reported to us by the Employer or the Employer’s Designee, you may choose the source of a transaction, that is, whether a withdrawal, transfer, loan or other distribution permitted under the Plan and this 403(b) Contract will be made from the Roth Elective Deferral Contribution separate account or from other accounts maintained under this Contract.

The following Section is added:

SECTION 5.03 -RESTRICTIONS ON WITHDRAWALS, DISTRIBUTIONS AND OTHER PAYMENTS

General. No amount may be withdrawn, distributed or paid from this 403(b) Contract unless and until permitted under the Plan and the Code. We will not process withdrawals or other transactions unless we receive contemporaneous documentation acceptable to us that such transaction is permitted under the Plan.

Definitions used in this Section:

Salary Reduction Contribution Restricted Amounts.

The amounts described in this Section which are attributable to Salary Reduction Contributions (Elective Deferral Contributions) and which are subject to the restrictions described in Section 403(b)(11) of the Code and this Section (hereafter referred to as “Salary Reduction Contribution Restricted Amounts”):

Grandfathered Salary Reduction Contribution Amounts.

The amount of your December 31, 1988 account balance, if any. If this 403(b) Contract was issued after December 31, 1988, “Grandfathered Salary Reduction Contribution Amount” refers to the amount of your December 31, 1988 account balance, if any in a 403(b) Plan Funding Vehicle, provided in documentation acceptable to us on the direct transfer of such amount to this 403(b) Contract.

Restrictions on Amounts Attributable to Salary Reduction Contributions

The restrictions of this paragraph apply to these funds:

Any funds attributable to Contributions made pursuant to a salary reduction agreement with the Employer, including earnings on such Salary Reduction Contributions, less any “Grandfathered Salary Reduction Contribution Amount” as defined above in this Section.

2023TSA202-Z

Subject to the terms of the Plan, withdrawals, distributions or other payments of Salary Reduction Contribution Restricted Amounts may not be made until you (i) reach age 59 1/2, (ii) have a severance from employment with the Employer; (iii) die; (iv) become “disabled” under Section 72(m)(7) of the Code; (v) suffer hardship under Section 403(b)(11) of the Code, or (vi) meet the conditions and limitations under any other circumstances permitted under Section 403(b)(11) of the Code. Withdrawals of Salary Reduction Contributions (but not any earnings credited thereon unless otherwise permitted under the Code and the Plan) may be made in the case of hardship. If you request a withdrawal of Salary Reduction Contribution Restricted Amounts on the grounds of disability or hardship you must furnish to us proof of such disability or hardship as may be required by the Plan, the Code, and applicable Treasury Regulations in a form satisfactory to us.

Restrictions on Amounts Attributable to Transfers from Custodial Accounts

All amounts in this 403(b) Contract attributable to Contributions directly transferred from a custodial account under section 403(b)(7) of the Code, or indirectly transferred from a custodial account (Contributions first directly transferred from a Section 403(b)(7) custodial account into a Section 403(b)(1) annuity contract and subsequently directly transferred into this 403(b) Contract) are treated like “Salary Reduction Contribution Restricted Amounts.” Hardship withdrawals may be made only from Contributions permitted under the Code and the Plan..

Other Restrictions on Distributions; Restrictions on Other Amounts.

If this Contract is purchased pursuant to an ERISA Plan, the Section, “Spousal Annuity and Consent Rules” also applies to a request for any withdrawal, distribution, payment or transfer from this Contract if required under the Plan.

The following restriction applies to Contracts issued after December 31, 2008, and to any amounts under the Contract which are neither attributable to (i) Salary Reduction Contributions nor (ii) non-Roth employee after-tax Contributions. In-service distributions prior to your severance from employment of any amounts in the preceding sentence may be made on the prior occurrence of a specified event, after a fixed number of years, the attainment of a stated age, or specified disability only if and as provided under the Plan. This restriction also applies to Contracts issued before December 31, 2008, where the Employer or Employer’s Designee reports in a manner acceptable to us, that amounts are restricted from distribution under the terms of the Plan.

2023TSA202-Z

Distributions that may be made from this 403(b) Contract.

Distributions may be made from this 403(b) Contract when we receive documentation acceptable to us that the following distributions are permitted or required under the Plan or Code:

(1)	This 403(b) Contract has been issued under an automatic enrollment provision in the Plan and you request a distribution of the amounts under this Contract within 90 days of the first Contribution;

(2)

A distribution must be made from the sources or types of Contribution in the amount necessary to correct any excess deferrals or other excess contributions as provided in the “Contributions” Section of this Contract;

(3)	A distribution must be made pursuant to a qualified domestic relations order in accordance with Treasury Regulation §1.403(b)-10(c);

(4)	You are requesting a distribution from non-Roth after-tax employee Contributions separately accounted for;

(5)	You are requesting a distribution from rollover Contributions separately accounted for;

(6)	The Plan is terminating under Treasury Regulation §1.403(b)-10(a) and requires distribution of all accumulated benefits under the Plan; or

(7)	Any other distribution under the conditions permitted under the Code.

Transfers.

If and as permitted both under the Plan and the recipient plan or 403(b) Funding Vehicle, you may request us to directly transfer any amounts from this 403(b) Contract for the purposes of a contract exchange under the same Plan, a plan-to-plan direct transfer, or a transfer to purchase permissive service credit. We will not process transfers until we receive the documentation we require, which may include information that is required to be exchanged under an information sharing agreement.

Withdrawal Charges or transaction charges described in the Section, “Withdrawal Charges” will be imposed on transfers. Transfers of Cash Value while you have an outstanding loan are limited as described in the Section, “Loans

2023TSA202-Z

The following Section is added:

SECTION 5.04 -DIRECT ROLLOVER OPTION

You may elect to have all or any portion of your Cash Value paid directly to another “eligible retirement plan” in a “direct rollover transaction” as these terms are defined in Sections 403(b), 402(c) and 401(a)(31) of the Code. A surviving spouse beneficiary described in the “Beneficiary” Section of this Contract, may also elect a direct rollover of the Death Benefit described in the “Payment Upon Death” Section of this Contract.

In order to elect this option all of the following requirements must be met:

(a)	The recipient of the distribution must be an eligible retirement plan maintained for your benefit (or for the benefit of your surviving spouse).

(b)	The distribution must not include any after-tax contributions under this Contract except as otherwise permitted under the Code.

(c)

The direct rollover option is not available to the extent that a minimum distribution is required under Section 401(a)(9) of the Code. (See the Section “Required Minimum Distribution Rules”, below). We reserve the right to determine the amount of the Required Minimum Distribution. If you have elected a payment option under Part VII of this Contract, “Annuity Benefits and Required Minimum Distributions”, which is either a life contingent annuity or pays substantially equal periodic payments for a period of ten years or more, the direct rollover option does not apply to those funds.

(d)	The direct rollover option is not available for a hardship distribution within the meaning of Section 402(c)(4)(C) of the Code.

Unless prohibited by the Plan, non-spousal death beneficiaries may directly roll over death benefits to a new inherited individual retirement arrangement as provided in the Code.

For purposes of Section 401(a)(31) of the Code, amounts in the Roth Elective Deferral Contribution account may be directly rolled over only to another plan maintaining a designated Roth contribution account or to a Roth IRA.

If the Plan permits contract terminations due to small account balances, if the balance is more than $1,000 and you do not elect to either (i) receive the distribution yourself, or (ii) specify an eligible retirement plan to receive the distribution in a direct rollover, then we will directly roll over the distribution to an individual retirement plan designated by the Employer or the Employer’s Designee.

2023TSA202-Z

The following Section is added:

SECTION 5.05 -LOANS

General:

If and as permitted by the Plan and prior to the Contract Maturity Date, you may request a loan under the Contract by completing a Loan Request Form. Your loan is subject to the terms of the Plan and the Code. Future restrictions in the Code may require changes in the terms and availability of loans. The general loan rules set forth below and in Section 72(p) of the Code may be modified as authorized by legislation or guidance.

A loan is effective on the date we specify, after we receive the properly completed, signed and in good order Loan Request Form and the Loan Request Form is approved at our Processing Office. The Loan Request Form together with the loan confirmation notice, will be your loan agreement and will contain all the terms of the loan which apply, including the amount of the loan, interest rate and the repayment due dates.

You may have up to [nine] loans at any one time. If your Employer’s Plan limits you to a lesser number of loan outstanding at one time, we will limit you to the number of outstanding loans provided under your Employer’s Plan.

Loan Amount:

In calculating the loan amount:

(i)	The Annuity Account Value is as of the Loan Effective Date.

(ii)	The loan amount requested cannot exceed the maximum loan amount permitted under the Employer’s Plan and Section 72(p) of the Code.

The minimum loan amount will be stated on the Loan Request Form. In no event will the minimum loan amount be less than $500. A minimum Annuity Account Value of $1,000 is required to request a loan.

The maximum loan amount is limited to the maximum amount aggregated for all plan loans which you have outstanding under the Employer’s Plan. The calculation includes all the tax-qualified plans of the Employer and all of the funding vehicles under the Employer’s Plan, as required by Section 72(p) of the Code.

The maximum loan amount permitted under the Code may not be more than the lesser of (A) or (B) below:

(A) $50,000, less the highest outstanding balance of loans under the Employer’s Plan and any other tax-qualified plan that you have with the Employer during the one-year period ending on the day before the Loan Effective Date, over the outstanding balance of loans under the Employer’s Plan and any other tax-qualified plan that you have with the Employer on the Loan Effective Date.

2023TSA202-Z

(B) The greater of (i) one half the present value of your nonforfeitable accrued benefit under the Employer’s Plan and any other tax-qualified plan of the Employer or (ii) $10,000.

Loan Balance

On the loan effective date, we will establish a loan balance equal to the sum of the loan amount. No Withdrawal Charges apply.

Loan Term:

The maximum loan term is five years. However, if you state on the Loan Request Form that the purpose of the loan is to purchase your principal residence the maximum loan term is thirty years. In no event may the loan term extend beyond your Contract Maturity Date.

Loan Interest Rate:

The loan interest rate is subject to the terms of the Employer’s Plan.

The following applies to the Contract if it is part of a non-ERISA Plan:

(i)

Unless the Employer or Employer’s Designee has selected another interest rate as required under the Plan, we will set the annual rate at which interest on a loan will accrue daily (the “loan interest rate”). The rate will be based on the prime rate plus 1%. Such rate will be not greater than any maximum rate required under any current applicable state or Federal law.

The following applies to the Contract if it is part of an ERISA Plan:

(ii)	The Employer or Employer’s Designee must provide the loan interest rate. Such rate will be not greater than any maximum rate required under any current applicable state or Federal law.

Loan Charge:

A loan set-up charge of $25 will be deducted from the Annuity Account Value at the time the withdrawal to effect the loan is processed.

On the last Friday of each calendar quarter, we will deduct from the Annuity Account Value a loan recordkeeping charge of $6.25 for each active loan. If that Friday is a holiday, then the charge will be deducted on the last Business Day preceding that Friday.

2023TSA202-Z

These charges will be deducted on a pro-rata basis from the Variable Investment Options and the Guaranteed Interest Option. If there is insufficient value in these Investment Options, then the required amount remaining will be deducted from the account for Special Dollar Cost Averaging.

Loan Repayments:

A.	Repayment schedule and repayment amount

The loan must be repaid according to the repayment schedule, which will require that substantially level amortization payments of principal and interest be made at least quarterly, unless otherwise required or permitted by law. The loan repayment amount is determined by applying the interest rate to the loan principal and taking into account the loan term.

The loan repayments may be made through payroll deductions or directly, as permitted by the Employer’s Plan.

The loan may be repaid in full at any time, including interest due.

B.	Acceleration of repayment, suspension or extension of repayment

Repayment of a loan will be accelerated and full repayment of any unpaid principal and interest will be required upon the earliest of any of the following events:

(i)	Termination of the Employer’s Plan;

(ii)	The date the Contract terminates;

(iii)	Your separation from service whether before or at your retirement, subject to the terms of the Plan;

(iv)	The election and commencement of Annuity Benefits;

(v)	Your death; and

(vi)	Any date we determine that the Code requires acceleration of the loan payment so that the Federal income status of the Contract is not adversely affected.

We will suspend repayment of a loan or extend repayment of a loan for a specified period where required by the Code. Before we can do so we must first receive appropriate documentation, including any required approval from the Employer or the Employer’s Designee, that repayment of your loan is eligible to be suspended or extended for a specified period of time by reason of your leave of absence from employment with the Employer, military service, or any other reason required under the Code.

2023TSA202-Z

C.	Allocation of loan repayments

Loan repayments (principal and interest) will be allocated in accordance with the Contribution allocation instructions on file on the date a loan repayment is received. A loan repayment will be applied as of the date it is received by our Processing Office. We will apply payments first to interest due, with the balance applied towards repayment of the loan principal.

Loan Defaults:

By each repayment due date, if the amount of the loan repayment is less than the amount due or the loan repayment is not received at our Processing Office, by the last day of the calendar quarter following the calendar quarter of the repayment due date, we will treat the loan as being in default. When a loan is in default, we will treat the unpaid balance of the loan at that time, including interest due but not paid, as a deemed distribution for Federal income tax purposes.

We will deduct any Withdrawal Charges that may apply on the loan default and any required tax withholding.

We will not treat a loan as defaulted if we receive appropriate documentation, including any required approval from the Employer or the Employer’s Designee, that repayment of your loan may be suspended or extended for a specified period of time by reason of your leave of absence from employment with the Employer, military service, or any other reason required under the Code.

Changes:

We have the right to change the loan terms, as long as any such change is made to maintain compliance with the terms of any laws that apply to the Contract.

2023TSA202-Z

PART VI – PAYMENT UPON DEATH

The following sentence is added at the end of the second paragraph of the existing Section:

SECTION 6.01 -BENEFICIARY

Unless you specifically elect in writing otherwise, we will treat each Beneficiary’s share of the Death Benefit payable as a separate account for the benefit of each Beneficiary as described in Treasury Regulation Section 1.401(a)(9)-8 or any successor Regulation.

The following paragraph is added at the end of the Section:

SECTION 6.02 -PAYMENT UPON DEATH

Payment upon death is subject to the “Required Minimum Distribution Rules” of Sections 403(b) and 401(a)(9) of the Code, described in the Section “Required Minimum Distribution Rules”.

The following language is added at the end of the existing Section:

SECTION 6.03 -MANNER OF PAYMENT

The Death Benefit described in this Section will not be paid at your death before a supplementary contract has been issued and the coverage under this Contract will continue if the “Beneficiary Continuation Option” described below is in effect.

Your death may terminate an optional benefit described in a Rider to this TSA Contract.

The following Section is added:

SECTION 6.04 -BENEFICIARY CONTINUATION OPTION

Except as otherwise provided herein, this Section will apply only if you die before the Contract Maturity Date, before a supplementary contract has been issued, and a Death Benefit is payable. The Beneficiary named in this Contract must be an individual.

With the exception of the following paragraph, this Section does not apply to any Beneficiary which is not an individual, and that non-individual Beneficiary’s portion of the Death Benefit described in the Section “Payment Upon Death” is payable to the Beneficiary.

2023TSA202-Z

This Section applies to a non-individual Beneficiary only if it is a “see-through trust”. A see-through trust is an irrevocable trust, valid under state law, the only beneficiaries of which are individuals, and which trust has met applicable documentation requirements under applicable Regulations as we may determine.

A trust with only individual beneficiaries may continue this Contract after your death if:

1.	the trust is the only Beneficiary under this Contract;

2.	all the beneficiaries of the trust are individuals; and

3.	the trust qualifies as a designated beneficiary for purposes of the Required Minimum Distribution rules of the Code; and

4.	the trust provides us the documentation that we require within the time period we require.

Subject to our approval, if such a “see-through trust” described in Treasury Regulation Section 1.401(a)(9)-4 or any successor Regulation, is the Beneficiary named pursuant to the “Beneficiary” Section of this Contract, the “see-through trust” may elect to continue the Contract.

If this Section applies and there is more than one Beneficiary, the Annuity Account Value (and any other interest under the Contract described in the Section, “Required Minimum Distribution Rules”) will be apportioned among your Beneficiaries as you designate pursuant to the “Beneficiary” Section of the Contract.

If the Beneficiary qualifies to continue this Contract, and we receive that Beneficiary’s completed election no later than September 30 of the calendar year following the calendar year of your death and before any contrary election is made, that Beneficiary may continue your Contract pursuant to this Section under the terms set forth in (a) through (h) below. Each such Beneficiary electing to continue his or her portion of the interest under the Contract is a “Continuation Beneficiary”. For any Beneficiary who does not timely elect to continue his or her portion of the interest under the Contract, we will pay in a single sum that Beneficiary’s share of the Death Benefit pursuant to the Section “Payment Upon Death”.

2023TSA202-Z

The terms of the Beneficiary Continuation Option are as follows:

a.	the Contract cannot be assigned and must continue in your name for the benefit of your Continuation Beneficiary.

b.

as of the date we receive satisfactory proof of your death and all written documentation necessary to make a claim under the Contract, we will compare the Annuity Account Value and the Guaranteed Minimum Death Benefit as of this date (the reset date, if applicable). If the Annuity Account Value is less than the Guaranteed Minimum Death Benefit, we will reset the Annuity Account Value to equal such Death Benefit. The Guaranteed Minimum Death Benefit is the sum of all your Contributions, less the amount of any outstanding loan(s) and adjusted for any withdrawals.

If there are multiple beneficiaries, the reset date will be the date on which we receive the documentation as described in subparagraph (b). Any Beneficiary subsequently electing a Death Benefit will receive the applicable payment amount.

The Death Benefit provision ends after the Beneficiary Continuation Option is elected.

c.	the Continuation Beneficiary will automatically become the Annuitant with respect to that Continuation Beneficiary’s portion of the Annuity Account Value and any other interest under the Contract.

d.	the Continuation Beneficiary may transfer amounts among the Investment Options with respect to the Continuation Beneficiary’s share of the interest in the Contract.

e.	the Continuation Beneficiary cannot make any additional Contributions to the Contract.

f.	distributions to the Continuation Beneficiary will be made in accordance with “Required Minimum Distribution Rules-Payments After Your Death” described in Section 7.08.

g.

the Continuation Beneficiary may withdraw the Annuity Account Value apportioned to such Continuation Beneficiary at any time; withdrawals made after we have received a Continuation Beneficiary’s election to continue this Contract are not subject to a Withdrawal Charge.

2023TSA202-Z

h.

Upon a Continuation Beneficiary’s death, we will make a lump sum payment to the person designated by the deceased Continuation Beneficiary to receive that deceased Continuation Beneficiary’s portion of the Annuity Account Value, if any remains. In the alternative, the deceased Continuation Beneficiary’s designated beneficiary may elect to continue the payment method originally elected by the deceased Continuation Beneficiary subject to “Required Minimum Distribution Rules-Payments After Your Death”.

PART VII - ANNUITY BENEFITS AND REQUIRED MINIMUM DISTRIBUTIONS

Annuity Benefits are also subject to the restrictions described above in the Section, “Restrictions on Withdrawals, Distributions and Payments”.

The following Section is added:

SECTION 7.08 -REQUIRED MINIMUM DISTRIBUTION RULES

This Contract is subject to the “Required Minimum Distribution” rules of Sections 403(b) and 401(a)(9) of the Code, including the Treasury Regulations which apply. To the extent that any payment, benefit, or distribution options available to you under this Contract conflict with the Code, the Code requirements prevail.

Subsection A below describes the Required Minimum Distribution payments to be made during your lifetime. Subsection B below describes the Required Minimum Distribution payments to be made after your death, if you die before your entire interest in this Contract is distributed to you.

For purposes of this Section, the term “Designated Beneficiary” means any individual designated as your beneficiary. This term will be interpreted consistently with Code Section 401(a)(9)(E) and the Treasury Regulations thereunder.

The Required Minimum Distribution rules may be satisfied by either electing an Annuity Benefit or by taking withdrawals at least annually from or with respect to your entire interest in this Contract, all as subject to these rules.

If you choose annual withdrawals, your annual Required Minimum Distribution payments calculated for this Contract may be made from this Contract or from another 403(b) Plan Funding Vehicle that you maintain, to the extent permitted under the Plan and Code. If you do not take Required Minimum Distribution payments from this Contract, we will assume that you are taking them from another 403(b) Plan Funding Vehicle that you maintain.

2023TSA202-Z

A.	REQUIRED MINIMUM DISTRIBUTION RULES – PAYMENTS DURING YOUR LIFE

Except as otherwise noted in this Subsection A, your entire interest in this Contract will be distributed, or begin to be distributed, no later than your Required Beginning Date, unless a later date is authorized under the Code or applicable Treasury Regulations. For purposes of this Subsection A your “Required Beginning Date” is April 1 of the calendar year following the later of these two choices: (i) the calendar year you attain age 72 (or age 70 1⁄2 if born on or before June 30, 1949) or (ii) the calendar year you retire from employment with the Employer.

The term “Required Beginning Date” will be interpreted consistently with Code Section 401(a)(9)(C) and applicable Treasury Regulations.

If this Contract was purchased with a direct transfer of funds from another 403(b) Plan Funding Vehicle and you informed us at the time of purchase of the amount of your December 31, 1986 account balance transferred to this Contract, distribution of the amount of your December 31, 1986 account balance transferred to this Contract must begin by age 75.

Your entire interest may be distributed, as you elect under one of the following methods or any other method we may make available at such time that meets the requirements under Section 401(a)(9) of the Code and the Treasury Regulations thereunder:

(i)	lump sum payment; or

(ii)	payments over your life; or

(iii)	payments over period certain not extending beyond your life expectancy.

Payments must be made as required by the Required Minimum Distribution rules, including “incidental death benefit” rules described in the Treasury Regulation Section 1.401(a)(9)-6 or any successor Regulation, if applicable.

Manner of Payment

You may satisfy the Required Minimum Distribution rules by applying any portion of your entire interest under this Contract to an Annuity Benefit which satisfies Treasury Regulation Section 1.401(a)(9)-6, or any successor Regulation. The distribution periods described in the preceding paragraph cannot exceed the periods specified in Section 1.401(a)(9)-6 of the Treasury Regulations or any successor Regulation. If such an Annuity Benefit is elected after your Required Beginning Date, the first payment interval must begin on or before the date amounts are applied to the Annuity Benefit and the payment required for one payment interval must be made no later than the end of such payment interval.

2023TSA202-Z

These “lifetime” Required Minimum Distribution payments must be made in periodic payments at intervals of no longer than 1 year and must be either non-increasing or they may increase only as provided in Treasury Regulation Section 1.401(a)(9)-6 or any successor Regulation. In addition, any distribution must satisfy the incidental benefit requirements specified in Treasury Regulation Section 1.401(a)(9)-6 or any successor Regulation.

To the extent that distributions have not begun in the form of an annuity on an irrevocable basis (except for acceleration), lifetime distributions of your interest in this Contract must be made as required under Treasury Regulation Section 1.401(a)(9)-5 or any successor Regulation.

For purposes of these Required Minimum Distribution rules, prior to commencement of annuity payments under this Contract on an irrevocable basis, your entire interest under this Contract as of any valuation date includes the dollar amount credited under this Contract plus the actuarial value of any other benefits (such as minimum survivor benefits) that will be provided under this Contract.

B.	REQUIRED MINIMUM DISTRIBUTION RULES – PAYMENTS AFTER YOUR DEATH

(a)	If you die before the distribution of your entire interest and the beneficiary is a Designated Beneficiary.

(1)

General Rule: Subject to the exception for an Eligible Designated Beneficiary in paragraph (a)(2), the entire interest will be distributed as permitted by us and applicable federal tax law within ten years after your death.

(2)

Except for Eligible Designated Beneficiaries: If any portion of your interest is payable to (or for the benefit of) an Eligible Designated Beneficiary, such portion will be distributed as permitted by us and applicable federal tax law -

(I)

over the life of such Eligible Designated Beneficiary, or over a period not extending beyond the life expectancy of such Eligible Designated Beneficiary, starting no later than the end of the calendar year following the calendar year of your death (or the end of the calendar year in which you would have attained age 72 (or such other age provided under the Code or applicable Treasury Regulations), if later, and the sole designated beneficiary is your surviving spouse), or

(II)	within ten years after your death.

2023TSA202-Z

(3)	Rules upon death of an Eligible Designated Beneficiary:

(I)

If an Eligible Designated Beneficiary dies before the portion of your interest to which this paragraph (a) applies is entirely distributed, the exception under paragraph (a)(2)(I) shall not apply to any beneficiary of such Eligible Designated Beneficiary and, unless otherwise provided under applicable federal tax law, the remainder of such portion shall be distributed within 10 years after the death of such Eligible Designated Beneficiary.

(II)

If the Eligible Designated Beneficiary is your surviving spouse and your surviving spouse dies before distributions to such spouse under paragraph (a)(2)(I) begin, this paragraph (a) shall be applied as if the surviving spouse were you.

For this purpose, distributions are considered to commence on the date distributions are required to begin to the surviving spouse under paragraph (a)(2)(I). However, if distributions start prior to the applicable date in the preceding sentence, on an irrevocable basis (except for acceleration) in the form of annuity payments meeting the requirements of Treasury Regulation Section 1.401(a)(9)-6 or any successor Regulation, then required distributions are considered to commence on the annuity starting date.

(4) Rules upon death of a Designated Beneficiary who is not an Eligible Designated Beneficiary:

If a Designated Beneficiary who is not an Eligible Designated Beneficiary dies before the portion of your interest to which this paragraph (a) applies is entirely distributed, the remainder of such portion shall be distributed within the original 10-year period that commenced with your death.

(b)

If you die before the distribution of your entire interest under this annuity contract and the beneficiary is not a Designated Beneficiary, unless otherwise provided under applicable federal tax law, the remaining interest will be distributed as follows:

(1) If you die on or after the Required Beginning Date (or die on or after the date annuity payments commence if distributions commence prior to the Required Beginning Date in the form of annuity payments in accordance with the provisions of Treasury Regulation Section 1.401(a)(9)-6 or any successor Regulation), the remaining interest will be distributed in accordance with Code Section 401(a)(9) and the Treasury Regulations thereunder at least as rapidly as under the method of distributions being used as of the date of your death.

2023TSA202-Z

(2) If you die prior to the Required Beginning Date (and prior to the date annuity payments commence), the remaining interest will be distributed by the end of the calendar year containing the fifth anniversary of your death.

(c) Unless otherwise provided by the Code and applicable Treasury Regulations, life expectancy (if applicable) is determined using the Single Life Table in Treasury Regulation Section 1.401(a)(9)-9 or any successor Regulation or any successor table promulgated under Treasury Regulations and introduced by us. If distributions are being made to a surviving spouse as the sole Designated Beneficiary, such spouse’s remaining life expectancy for a calendar year is the number in the Single Life Table corresponding to such spouse’s age in the year. In all other cases, where applicable, remaining life expectancy for a calendar year is the number in the Single Life Table corresponding to the Beneficiary’s age as of his or her birthday in the calendar year following the calendar year of your death and reduced by 1 for each subsequent year. If distributions are being made in the form of annuity payments, life expectancy will not be recalculated.

The following Section is added:

SECTION 7.09 -SPOUSAL ANNUITY AND CONSENT RULES

This Section applies only if an ERISA Plan notifies us in writing that the Plan is subject to the requirements of Section 205 of ERISA.

If you are married, payments will be made in the form of a qualified joint and survivor life annuity as defined in Section 417(b) of the Code. If you are not married, payments will be made in the “Normal Form” of Annuity Benefit (as described in Part VII of this Contract), unless you elect otherwise as described in this Section. If you are married and die before payments have begun, payments will be made to your surviving spouse in the form of a life annuity unless at the time of your death there was a contrary election made pursuant to this Section. However, your surviving spouse may elect, before payment is to commence, to have payment made in any form permitted under the terms of this Contract and the Plan. You may elect pursuant to the Plan and ERISA not to have payments made in the form of a qualified joint and survivor life annuity or life annuity as the case may be. In that case it will be paid in any other form elected under the terms of this Contract and the Plan. If payments are to be made to your spouse upon your death, your spouse may elect in accordance with the Plan and ERISA for a beneficiary other than the spouse to receive payments.

If you will not attain age 35 by the end of the current Plan year, you may make a special election to name a beneficiary other than the spouse to receive payment of the value of your interest. Such election will be effective for the period beginning on the date of such election and ending on the first day of the Plan year in which you will

2023TSA202-Z

attain age 35. The elections will cease to be effective as of the first day of the Plan year in which you attain age 35 unless a new election naming a beneficiary other than the spouse is made pursuant to the terms of this Section.

Any such election must be consented to by your spouse, if applicable, in writing before a notary or a representative of the Plan and must be limited to a benefit for a specific alternate beneficiary. However, no spousal consent will be required if you can prove to the satisfaction of the Employer and us, that you have no spouse or that you cannot locate the spouse. Also, if you have become legally separated from the spouse or have been abandoned (within the meaning of local law) and have a court order to such effect, spousal consent is not required unless a qualified domestic relations order provides otherwise. Each election to designate a beneficiary other than your spouse must be consented to by your spouse and any election made under this paragraph to waive the spouse’s benefits may be revoked without the consent of the spouse at any time prior to the date as of which payments commence. Any consent to waive the spouse’s benefits will be valid only with regard to the spouse who signs it. Any new waiver or change of beneficiary will require new spousal consent.

The provisions requiring spousal consent in this Section will also apply with regard to your election to take any withdrawal under the terms of the Plan. A spouse’s written consent, witnessed by a representative of the Plan or a notary, must be given on a form acceptable to the Employer and us, in accordance with the Plan and ERISA, prior to any such withdrawal, unless you can show that there is no spouse or that the spouse cannot be located.

If the Annuity Account Value applied to provide the spousal benefits on the date payment is to commence is in the aggregate less than $5,000, you may choose to make payment in a single sum rather than in the form of a qualified joint and survivor life annuity or the “Normal Form” of Annuity as described in Part VII of this Contract. Upon any payment made pursuant to this Section, we will be released from any and all liability for payment with respect to the Annuity Account Value.

PART IX - GENERAL PROVISIONS

The following Section is added:

SECTION 9.09[9.10]    SEPARATE ACCOUNTING ON NOTIFICATION OF DISQUALIFICATION OF THE PLAN OR CONTRACT

If we are informed in documentation acceptable to us that the Plan fails to qualify or no longer qualifies as a 403(b) plan, or that this Contract fails to qualify or no longer qualifies in whole or in part as a 403(b) Plan Funding Vehicle, we will separately account for the amounts under the Contract which are not qualified. We will have the right to terminate this Contract. We may do so, upon receipt of notice of such fact,

2023TSA202-Z

before the Contract Maturity Date. In that case, we will pay the Annuity Account Value less a deduction for the part which applies to any applicable taxes payable by you which would not have been payable with respect to an annuity contract which meets the terms of Section 403(b) of the Code.

However, we may also, at your request, transfer or roll over the Annuity Account Value to another annuity contract issued by an affiliate, subsidiary or us.

The following Section is added:

SECTION 9.10[9.11]    INTERACTION OF THE CONTRACT WITH THE PLAN

The terms of the Plan do not expand the terms of this Contract and do not impose any obligations or duties on us other than those set forth in this Contract.

EQUITABLE FINANCIAL LIFE INSURANCE COMPANY OF AMERICA

[	[

Mark Pearson,	José Ramón González,
Chief Executive Officer]	Chief Legal Officer and Secretary]

2023TSA202-Z